Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Expands its Board of Directors with the

Appointment of R. Lawrence Roth and Brian D. Jones

New York, New York, May 1, 2015 – RCS Capital Corporation (NYSE: RCAP) (“RCS Capital”) today announced the appointment of R. Lawrence “Larry” Roth and Brian D. Jones to the Company’s Board of Directors, effective immediately. Mr. Roth currently serves as Chief Executive Officer of Cetera Financial Group while Mr. Jones currently serves as the Chief Financial Officer of RCS Capital.

“We welcome Larry and Brian to the Board and look forward to benefitting from their valuable insight and extensive business expertise to continue to enhance shareholder value,” commented Mark Auerbach, the Company’s Non-Executive Chairman. “In Larry, the RCS Capital Board gains a well-respected leader in the retail advice industry with over 30 years of experience building and growing innovative, high performing businesses. As CEO of RCS Capital’s retail segment, Cetera Financial Group, Larry’s presence on the Board will provide additional insight from our senior operational leadership team in addition to a preeminent perspective into, and voice for, the retail advice industry at the Board level. With respect to Brian, our Board will benefit from his deep financial expertise and extensive experience in tax accounting. As a Certified Public Accountant, Brian brings additional complex accounting qualifications to an already highly qualified Board. I am confident that our Board will continue to work collaboratively with the RCS Capital management team to capitalize on the significant growth opportunities ahead.”

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, wholesale distribution, investment banking, capital markets, investment research, investment management and crowdfunding, RCS Capital's business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCS Capital’s ability to integrate businesses it has acquired in recent acquisitions with its previously existing businesses. Additional factors that may affect future results are contained in RCS Capital's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:
Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jKeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903